                                                                     EXHIBIT 5.1


                  [Letterhead of Willkie Farr & Gallagher LLP]











October 7, 2003


XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA  20190

Re:      Rights Offering of XO Communications, Inc.


Ladies and Gentlemen:

We have acted as special counsel for you in connection with the rights offering (the "Rights Offering") of up to 43,333,333 shares of your new common stock, $0.01 per value (the "New Common Stock") at a price of $5.00 per share and certain transferable rights (the "Transferable Rights") to purchase New Common Stock at a price of $5.00 per share in a subsequent rights offering (the "Subsequent Rights Offering"), each established pursuant to your Third Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated July 22, 2002 (as confirmed by a Confirmation Order entered by the Bankruptcy Court for the Southern District of New York on November 15, 2002, the "Plan").

In such capacity, we have examined signed copies of the registration statement of the Company on Form S-1 (Registration No. 333-107254), as amended, initially filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), on June 22, 2003. Such registration statement at the time it became effective is hereinafter referred to as the "Registration Statement."

In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and By-laws of the Company (the "Subsidiaries"), and such other instruments, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of all signatures on original or certified or otherwise identified documents and the conformity to original or certified or otherwise identified documents of all copies submitted to us as conformed or photostatic copies.

Our opinion is limited to the laws of the State of New York the General Corporation Law of the State of Delaware, as currently in effect, the provisions of the Delaware Constitution applicable to corporations and U.S. federal law.

Based upon the foregoing, we are of the opinion that:

XO Communications, Inc.
October 7, 2003
Page 2



          (i) the shares of New Common Stock have been duly and validly authorized and reserved for issuance upon conversion of the non-transferable rights and the Transferable Rights pursuant to the Rights Offering and, when issued, will be validly issued, fully paid and non-assessable; and

          (ii) the Transferable Rights have been duly and validly authorized and, if, as and when issued, will be legal, valid and binding obligations of the Company.

         No opinion is expressed as to any matter not discussed herein. This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion or an information confirmation in this opinion letter.

         We consent to being named in the Registration Statement and related prospectus as counsel who are passing upon the legality of the New Common Stock and Transferable Rights for the Company and to the reference to our name under the caption "Legal Matters" in such prospectus. We further consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                Very truly yours,

                                /s/ Willkie Farr & Gallagher LLP